PRESS RELEASE

Date:	April 22, 2004

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces First quarter 2004 Earnings

Muncie, Indiana- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the first quarter ended March 31, 2004 was $2.0 million, or $.41 for basic and $.40 for diluted earnings per share. This compared to net income for the same period in 2003 of $2.1 million, or $.42 for basic and $.40 for diluted earnings per share. Annualized return on assets was .96% and return on equity was 8.08% for the first quarter of 2004 compared to 1.07% and 8.68% respectively, for the same period of last year.

Assets totaled $809.5 million at March 31, 2004, a decrease from December 31, 2003 of $14.3 million, or 1.7%. Gross loans, excluding loans held for sale, decreased $19.3 million, or 2.7%. Consumer loans decreased $1.8 million, or 1.0%, and commercial business loans increased $203,000, or .5%, while residential and commercial mortgage loans held in portfolio decreased $18.7 million, or 3.9%. The primary reason for the decrease was the sale of fixed rate mortgage loans during the quarter, totaling $19.6 million, in order to reduce our interest rate risk exposure.

Allowance for loan losses was $6.8 million at March 31, 2004, virtually unchanged from December 31, 2003. Net charge offs for the quarter ended March 31, 2004 were $207,000 or .12% of average loans on an annualized basis compared to $220,000, or .13% of average loans for the comparable period in 2003. As of March 31, 2004, the allowance for loan losses as a percentage of non-performing loans and total loans was 174.07% and ..98%, respectively, compared to 208.26% and .95%, respectively at December 31, 2003.

Total deposits were $572.9 million at March 31, 2004, a decrease of $6.4 million, or 1.1% from December 31, 2003. This decrease was due primarily to a reduction of short term public deposits of $13.5 million and retail certificates of deposit of $6.3 million. This decrease was partially offset by growth in demand and savings deposits of $13.4 million. Total borrowings decreased $9.0 million to $128.1 million at March 31, 2004 from $137.1 million at December 31, 2003 due to the maturity of several FHLB advances.

Stockholders' equity decreased $758,000 from $97.5 million at December 31, 2003, to $96.8 million at March 31, 2004. The decrease was due primarily to the repurchase of 102,105 shares of common stock for $2.6 million and dividend payments of $575,000. These decreases were partially offset by net income of $2.0 million, Employee Stock Ownership Plan (ESOP) shares earned of $197,000, RRP shares earned of $150,000 and options exercised netting $126,000. Also, unrealized gain on securities available for sale decreased $73,000 from $234,000 at December 31, 2003 to $161,000 at March 31, 2004.

Net interest income before provision for loan losses was unchanged at $6.8 million for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. The interest rate margin decreased from 3.85% for the three-month period ended March 31, 2003, to 3.64% for the comparable period in 2004 as yields on interest-earning assets decreased at a more rapid rate than the decrease in the cost of interest-bearing liabilities. This lower margin was offset by a $40.8 million increase in average interest-earning assets when comparing the first quarter of 2004 to that of 2003.

The provision for loan losses for the first quarter of 2004 was $226,000, down from $375,000 for last year's comparable period. Non-performing loans to total loans at March 31, 2004 were .56% compared to .71% at March 31, 2003. Non-performing assets to total assets were .62% at March 31, 2004 compared to .81% at March 31, 2003.

Non-interest income increased $135,000 or 9.6% to $1.5 million for the three months ended March 31, 2004 compared to $1.4 million for the same period in 2003. The increase was due primarily to a $150,000 increase in income from limited partnerships for the 2004 quarter compared to the comparable 2003 quarter due to higher comparable occupancy rates in these low income housing developments.

Non-interest expense increased $386,000 or 7.8% to $5.3 million for the three months ended March 31, 2004 compared to $4.9 million for the same period in 2003. The increase was due to a $184,000 increase in salaries and employee benefits, of which $61,000 was increased health insurance costs and $27,000 was increased ESOP expense due to the increased market value of the Company's stock. Also, the deferred compensation relating to loan origination costs as required by FASB standard 91 was $91,000 less in the 2004 period compared to the comparable 2003 period due to less loan origination activity. Occupancy and equipment expense was up $55,000 due primarily to costs related to loan origination and other software application upgrades. Data processing fees increased $38,000 due to increased communication line charges and other enhanced services. Other expenses increased $111,000 due to increases in legal and consulting services of $40,000 and other general and administrative expense increases.

Income tax expense was unchanged for the three months ended March 31, 2004 compared to the same period in 2003. The effective tax rate increased from 28.8% to 29.8% when comparing the first quarter of 2003 and the first quarter of 2004, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with seventeen full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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MUTUALFIRST FINANCIAL INC.
	31-Mar	31-Dec
Selected Financial Condition Data (Unaudited):	2004	2003

	(000)	(000)

Total Assets	$809,475	$823,791
Cash and cash equivalents	19,363	23,068
Loans held for sale	2,368	1,975
Loans receivable, net	684,636	703,981
Investment securities available for sale, at fair value	39,897	33,472
Total deposits	572,934	579,362
Total borrowings	128,105	137,103
Total stockholders' equity	96,762	97,520

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Operations Data (Unaudited):	2004	2003	2003

	(000)	(000)	(000)

Total interest income	$11,197	$11,382	$11,791
Total interest expense	4,367	4,611	4,964

Net interest income	6,830	6,771	6,827
Provision for loan losses	227	375	375

Net interest income after provision
for loan losses	6,603	6,396	6,452

Non-interest income

Fees and service charges	702	735	699
Equity in gains (losses) of limited partnerships	3	(61)	(147)
Commissions	143	218	175
Net gain (loss) on loan sales	395	163	350
Increase in cash surrender value of life insurance	258	294	294
Other income	40	96	34

Total non-interest income	1,541	1,445	1,405

Non-interest expense

Salaries and benefits	3,440	3,496	3,256
Occupancy and equipment	698	694	643
Data processing fees	197	157	159
Deposit insurance expense	22	22	23
Marketing	95	114	95
Other expenses	890	821	779

Total non-interest expense	5,342	5,304	4,955

Income before taxes	2,802	2,537	2,902
Income tax provision	834	916	835

Net income	$1,968	$1,621	$2,067

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	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	31-Mar	31-Dec	31-Mar
Selected Financial Ratios and Other Financial Data (Unaudited):	2004	2003	2003

Share and per share data:
Average common shares outstanding
Basic	4,797,668	4,891,585	4,969,482
Diluted	4,977,754	5,092,585	5,123,491
Per share:
Basic earnings	$0.41	$0.33	$0.42
Diluted earnings	$0.40	$0.32	$0.40
Dividends	$0.11	$0.11	$0.10

Dividend payout ratio	27.50%	34.38%	25.00%
Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.96%	0.79%	1.07%
Return on average equity (ratio of net
income to average equity)(1)	8.08%	6.69%	8.68%
Interest rate spread information:
Average during the period(1)	3.50%	3.44%	3.67%
Net interest margin(1)(2)	3.64%	3.59%	3.85%
Efficiency Ratio	63.82%	64.56%	60.19%
Ratio of average interest-earning
assets to average interest-bearing
liabilities	106.53%	106.52%	106.79%
Allowance for loan losses:
Balance beginning of period	$6,779	$6,707	$6,286
Charge offs:
One- to four- family	50	64	55
Multi-family	0	0	0
Commercial real estate	0	59	0
Construction or development	0	0	0
Consumer loans	254	387	171
Commercial business loans	115	0	19

Sub-total	419	510	245
Recoveries:
One- to four- family	18	0	3
Multi-family	0	0	0
Commercial real estate	159	44	0
Construction or development	0	0	0
Consumer loans	35	62	22
Commercial business loans	0	101	0

Sub-total	212	207	25
Net charge offs	207	303	220
Additions charged to operations	227	375	375

Balance end of period	$6,799	$6,779	$6,441

Net loan charge-offs to average loans (1)	0.12%	0.17%	0.13%

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	March 31,	December 31,	March 31,
	2004	2003	2003

Total shares outstanding	5,199,725	5,293,155	5,275,774
Tangible book value per share	$18.40	$18.25	$17.48

Nonperforming assets (000's)
Loans: Non-accrual	$3,692	$3,245	$4,607
Past due 90 days or more	214	10	81
Restructured	0	0	0

Total nonperforming loans	3,906	3,255	4,688
Real estate owned	631	597	1,160
Other repossessed assets	501	824	448

Total nonperforming assets	$5,038	$4,676	$6,296

Asset Quality Ratios:
Non-performing assets to total assets	0.62%	0.57%	0.81%
Non-performing loans to total loans	0.56%	0.46%	0.71%
Allowance for loan losses to non-performing loans	174.07%	208.26%	137.39%
Allowance for loan losses to loans receivable	0.98%	0.95%	0.97%

(1) Ratios for the three periods have been annualized.
(2) Net interest income divided by average interest earning assets.

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